Staff Ethics and Personal Share Dealing

10.1	Fiduciary Duty

10.1.1	As a fiduciary, Invesco owes an undivided duty of loyalty to its clients. It is Invesco’s policy that all employees conduct themselves so as to avoid not only actual conflicts of interest with Invesco clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust that clients have placed in Invesco.

10.1.2	The personal securities transactions of all employees must be conducted in accordance with the following general principles:

(a)	There is duty at all times to place the interests of Invesco clients first and foremost;

(b)	All personal securities transactions be conducted in a manner consistent with these rules and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an employee’s position of trust and responsibility; and

(c)	Employees should not take inappropriate advantage of their positions.

10.1.3	Invesco’s policy is to avoid conflicts and, where they unavoidably occur, to resolve them in a manner that clearly places our clients’ interests first.

10.1.4	A copy of the Invesco Ltd. Insider Dealing Policy & Social Media Policy are attached as Appendix 10.8 & 10.9 respectively.

10.1.5	The policy on personal securities transactions is set out under the Code of Ethics adopted by Invesco Hong Kong Limited (Appendix 10.1a) covering the following topics:

(i)	Introduction

(ii)	Statement of Fiduciary Principles

(iii)	Compliance with Laws, Rules and Regulations; Reporting of Violations

(iv)	Limits on Personal Investing

(v)	Pre-clearance of Personal Securities Transactions

(vi)	Prohibition of Short-Term Trading Profits

(vii)	Initial Public Offerings

(viii)	Prohibition of Short Sales by Investment Personnel

(ix)	Restricted List Securities

(x)	Other Criteria to Consider in Pre-Clearance

(xi)	Brokerage Accounts

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(xii)	Reporting Requirements

(xiii)	Private Securities Transactions

(xiv)	Limited Investment Opportunity

(xv)	Excessive Short-Term Trading in Funds

(xvi)	Invesco Ltd. Securities

(xvii)	Sanctions

(xviii)	Definitions

10.2	Definition of “Business Associate”

10.2.1	“Business Associate” shall mean any person or organisation that provides services to Invesco, that may do business or is being solicited to do business with Invesco or that is associated with an organisation that does or seeks to do business with Invesco.

10.3	Code of Ethics adopted by Invesco Hong Kong Limited

10.3.1	For the avoidance of doubt, the Code of Ethics adopted by Invesco Hong Kong Limited (Appendix 10.1a) will also apply to all Invesco offices in the Asia Region which are supported by the Hong Kong Compliance Team. References to “Invesco Hong Kong Limited” and “IHKL” in the Code of Ethics shall be construed as references to the respective Invesco offices in the Asia Region which are supported by the Hong Kong Compliance Team for the purposes of this Compliance Manual.

10.4 to 10.14 [Deleted]

10.15	Gifts and Entertainment

10.15.1	For the avoidance of doubt, the Policy on Gifts and Entertainment adopted by Invesco Hong Kong Limited (Appendix 10.1b) will also apply to all Invesco offices in the Asia Region which are supported by the Hong Kong Compliance Team.

10.15.2 to 10. 15.14 [Deleted]

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10.16	Outside Activities

10.16.1	In order to reduce potential conflicts of interest arising from the participation of employees on the boards of directors of public, private, non-profit and other enterprises, all employees are subject to the following restrictions and guidelines.

10.16.2	An employee may not serve as a director of a public company without the approval of the Head of Asia Pacific after consultation with the local Head of Compliance.

10.16.3	An employee may serve on the board of directors or participate as an adviser or otherwise, or advisers of a private company only if:

(a)	client assets have been invested in such company; and

(b)	service on a such board has been approved in writing by the Head of Asia Pacific. The employee must resign from such board of directors as soon as the company contemplates going public, except where the Head of Asia Pacific has determined that an employee may remain on a board. (In any event, an employee shall not accept any compensation for serving as a director (or in a similar capacity) of such company; except with the prior written approval of the Head of Asia Pacific.

(c)	service on such a board is directly as a result of the employee position or status at Invesco. In this case any fees received for being a director must be reimbursed to Invesco.

10.16.5	If an employee serving on the board of directors or advisers of any entity comes into possession of material, nonpublic information through such service, he or she must immediately notify his or her local Head of Compliance. The local Head of Compliance will then consider the totality of facts and decide if there is conflict of interest. If such conflicts of interest do exist, employee must resign from the board of directors or advisers immediately.

10.17	Economic Opportunities

10.17.1	An Invesco employee shall not take personal advantage of any economic opportunity properly belonging to a Invesco client or to Invesco itself. Such opportunities could arise, for example, from confidential information belonging to a client or the offer of a directorship. Employees must not disclose information relating to a client’s intentions, activities or portfolios except:

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(a)	to fellow employees, or other agents of the client, who need to know it to discharge their duties; or

(b)	to the client itself.

10.17.2	Employees may not cause or attempt to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the employee or Invesco.

10.17.3	If an employee or immediate family member stands to materially benefit from an investment decision for a Client that the employee is recommending or participating in, the employee must disclose that interest to persons with authority to make investment decisions or to the Head of Compliance. Based on the information given, a decision will be made on whether or not to restrict the employee’s participation in causing a client to purchase or sell a Security in which the employee has an interest.

10.17.4	Employees must disclose to those persons with authority to make investment decisions for a client (or to the Head of Compliance if the employee in question is a person with authority to make investment decisions for the client), any beneficial interest that the employee (or immediate family member) has in that Security, or in the issuer thereof, where the decision could create a material benefit to the employee (or immediate family member) or the appearance of impropriety. The person to whom the employee reports the interest, in consultation with the Head of Compliance, must determine whether or not the employee will be restricted in making investment decisions.

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10.18	Sanctions

10.18.1	These rules will be interpreted by the local Head of Compliance, as applicable. Questions of interpretation should be directed in the first instance to the local Head of Compliance or his/her designee or, if necessary, with the Head of Compliance of another Invesco entity.

10.18.2	If advised of a material violation of these rules by an employee, the Head of Compliance will report to the Head of Asia Pacific and discuss the appropriate action with him.

10.19	Annual Review

Compliance Department performs a review at least once a year.

10.20	Company Assistance

Any person who has a question about the above Policies or its application to any proposed transaction may obtain additional guidance from the Local Compliance Department. Do not try to resolve uncertainties on your own because the rule are often complex, not always intuitive and carry severe consequences.

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